Exhibit 10.1
STOCK PURCHASE AND SALE AGREEMENT
          This STOCK PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 16th day of February, 2006, by and between the W.K. Kellogg Foundation Trust, a charitable trust organized under the laws of the State of Michigan (the “Selling Stockholder”), and Kellogg Company, a Delaware corporation (the “Company”).
          WHEREAS, the Company repurchased from the Selling Stockholder 9,371,567 Shares (as defined below) owned by the Selling Stockholder, for an aggregate purchase price of $400 million in cash, pursuant to a Stock Purchase and Sale Agreement dated as of November 8, 2005 (the “2005 Agreement”) under which the Selling Stockholder granted the Company certain rights with respect to the purchase of certain additional Shares of the Selling Stockholder in the event the Selling Stockholder desired to dispose of such Shares under certain circumstances and the Company granted the Selling Stockholder certain registration rights with respect to such additional Shares.
          WHEREAS, the Selling Stockholder desires to dispose of additional Shares, the Company has agreed to repurchase from the Selling Stockholder such additional Shares and the Selling Stockholder has agreed to relinquish the registration rights granted under the 2005 Agreement.
          WHEREAS, as of January 27, 2006, the Company had issued and there were outstanding 405,472,156 shares of common stock, par value $.0l per share (the “Shares”).
          WHEREAS, the Selling Stockholder currently owns 109,288,673 Shares, constituting approximately 27% of the outstanding Shares.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
ARTICLE I
Purchase and Sale
          1.1       Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Selling Stockholder shall sell, assign, transfer and deliver to the Company, and the Company shall acquire from the Selling Stockholder, 12,784,751 Shares owned by the Selling Stockholder (the “Purchased Shares”), in exchange for cash in an aggregate amount equal to $550 million (the “Purchase Price”), representing a per Share purchase price of $43.02.
ARTICLE II
The Closing
          2.1      Closing; Closing Deliveries. (a) Subject to clause (d) below, the closing shall take place on February 21, 2006 at a time mutually agreed by the parties at the offices of the Company (the “Closing”).

          (b)      At the Closing, the Selling Stockholder shall cause the Purchased Shares to be transferred to the Company (and such transfer to be reflected on the share registry of the Company) free and clear of all liens, claims, security interests, pledges, charges and other encumbrances.
          (c)      At the Closing, the Company shall deliver by wire transfer to the account designated by the Selling Stockholder and set forth on Schedule 2.1 immediately available funds in U.S. dollars in an amount equal to the Purchase Price.
          (d)      The obligations of the parties hereto to consummate the transaction contemplated hereby shall be subject to the satisfaction at the Closing of the condition that there shall be no statute, regulation, injunction, restraining or other order, rule or decree of any nature of any local, state, federal or foreign court, arbitrator, arbitral tribunal, or other governmental, administrative or regulatory entity, agency, instrumentality or authority (collectively, a “Governmental Authority”) that is in effect that prohibits, restricts, alters or prevents consummation of the transaction contemplated hereby.
ARTICLE III
Representations and Warranties of the Company
          In order to induce the Selling Stockholder to enter into this Agreement, the Company hereby represents and warrants to the Selling Stockholder as follows:
          3.1      Corporate Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Selling Stockholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
          3.2       Conflicts; Consents and Approvals. To the knowledge of the General Counsel and Chief Financial Officer of the Company as of the date hereof, the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company’s Amended Restated Certificate of Incorporation or Bylaws, as amended; (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company; or (c) require any action or consent or approval of, or review by, or registration or material filing by the Company with, any Governmental Authority, except as set forth herein and the filing of a Current Report on Form 8-K.

          3.3       Litigation. As of the date immediately preceding the date hereof, to the knowledge of the General Counsel and Chief Financial Officer of the Company, there are no actions, suits or proceedings pending against the Company (or any of its properties, rights or franchises), at law or in equity, or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have an adverse effect on its ability to consummate the transaction contemplated hereby.
ARTICLE IV
Representations and Warranties of the Selling Stockholder
          In order to induce the Company to enter into this Agreement, the Selling Stockholder represents and warrants to the Company as follows:
          4.1       Title to Shares. The Selling Stockholder owns beneficially and of record the Purchased Shares and has good title, free and clear of all liens, claims, security interests, pledges, charges and other encumbrances, to the Purchased Shares.
          4.2      Power and Authority. The Selling Stockholder is duly organized and validly existing under the laws of the State of Michigan. It has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Selling Stockholder has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Selling Stockholder and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Selling Stockholder, enforceable against it in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.
          4.3      Conflicts; Consents and Approvals. To the knowledge of the Trustees of the Selling Stockholder as of the date hereof, the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Selling Stockholder’s governing or organizational documents; (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Selling Stockholder; or (c) require any action or consent or approval of, or review by, or registration or material filing, other than a filing pursuant to Section 16(a) under the Securities Exchange Act of 1934, as amended, by it with, any Governmental Authority except as set forth herein.
          4.4      No Agreements or Understandings. The Selling Stockholder is not a party to any contract, agreement, arrangement, understanding or relationship (legal or otherwise) with any other person, individual, firm, corporation, partnership, trust, joint venture, governmental authority or other entity with respect to any securities of the Company, including without limitation transfer or voting of any securities of the Company, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses or the giving or withholding of proxies.

          4.5      Litigation. As of the date immediately preceding the date hereof, to the knowledge of the Trustees of the Selling Stockholder, there are no actions, suits or proceedings pending against the Selling Stockholder (or any of its properties, rights or franchises), at law or in equity, or before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have an adverse effect on its ability to consummate the transaction contemplated hereby.
ARTICLE V
Additional Covenants
          5.1      Press Releases. The initial press release by each of the Selling Stockholder and the Company announcing the transaction contemplated by this Agreement shall be in the form mutually agreed by the parties.
          5.2      Transfer Taxes. The Selling Stockholder shall be responsible for the payment of any stock transfer or similar taxes in connection with the transaction contemplated by this Agreement.
          5.3       Further Assurances. (a) Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transaction contemplated by this Agreement.
          (b)      Each of the Company and the Selling Stockholder agrees to cooperate and use its reasonable best efforts to contest and resist any action, including, without limitation, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect that restricts, prevents or prohibits the consummation of the transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonably available avenues of administrative and judicial appeal.
ARTICLE VI
Miscellaneous
          6.1      Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.
          6.2       Entire Agreement. This Agreement (including Schedule 2.1) constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, arrangements or representations by or between the parties, written and oral, with respect to the subject matter hereof. The parties hereby agree that they shall have no further rights, obligations, liabilities or claims under or relating to any such other agreement and, in particular, agree that the sale and acquisition of the Purchased Shares at the Closing shall extinguish any and all rights and obligations that either party may have under Section 5.2 and Exhibit A of the 2005 Agreement.
          6.3       Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.
          6.4       Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transaction contemplated by this Agreement (and agrees not to commence any action except in any such court). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transaction contemplated by this Agreement.
          6.5      Specific Performance. The transaction contemplated by this Agreement is unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief.
          6.6 Amendment. This Agreement may not be altered, amended or supplemented except by an agreement in writing signed by each of the parties hereto.
          6.7       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):

If to the Selling Stockholder, to:

W.K. Kellogg Foundation Trust
c/o The Bank of New York
1633 Broadway, 13th Floor
New York, New York 10019
Attention: Kevin J. Bannon
Facsimile No.: (212) 237-0936

With a copy to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Paul A. Svoboda, Esq.
Facsimile No.: (312) 853-7036

if to the Company, to:

Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Attention: Chief Financial Officer
Facsimile No.: (269) 961-6598

With copies to:

Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49017
Attention: General Counsel
Facsimile No.: (269) 565-1266

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Daniel A. Neff, Esq.
Facsimile No.: (212) 403-2218
          6.8       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          6.9      Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the party incurring such fees or expenses, whether or not the transaction contemplated by this Agreement is consummated.
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          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

W.K. KELLOGG FOUNDATION TRUST

By: The Bank of New York, corporate trustee

By:	/s/ Kevin J. Bannon

Name: Kevin J. Bannon
Title: Executive Vice President

KELLOGG COMPANY

By:	/s/ Jeffrey M. Boromisa

Name Jeffrey M. Boromisa Title: Senior Vice President and Chief Financial Officer
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